Exhibit 99.1

CVR ENERGY NAMES FRANK A. PICI AS CHIEF FINANCIAL OFFICER

SUGAR LAND, Texas (Dec. 7, 2011) – CVR Energy, Inc. (NYSE: CVI), a refiner and marketer of petroleum fuels and the majority owner in nitrogen fertilizer manufacturer CVR Partners, LP (NYSE: UAN), announced today that Frank A. Pici will become the companies’ chief financial officer effective Jan. 4, 2012.

Pici has over 28 years of energy industry experience. Prior to joining CVR Energy, he was executive vice president and CFO for nine years at Penn Virginia Corporation (NYSE: PVA), a publicly traded oil and gas exploration and production company focused on unconventional resource and shale plays. He also served simultaneously as CFO of Penn Virginia GP Holdings, LP, and Penn Virginia Resource Partners, LP, two publicly traded master limited partnerships.

“Frank Pici brings a wealth of financial and management experience to our growing CVR Energy and CVR Partners companies,” said Jack Lipinski, chief executive officer. “Frank is a consummate financial professional, having honed his skills as an executive and board member at other public companies in the petroleum industry. He makes a strong addition to our executive team.”

Before working at PVA, Pici served five years as vice president and CFO for Mariner Energy Inc., an oil and gas exploration and production company operating onshore and in the deepwater Gulf of Mexico. Prior to Mariner Energy, Pici served for seven years in senior financial management positions at Cabot Oil & Gas Corporation, a publicly traded oil and gas exploration and production company.

He holds a master’s degree in business administration from the University of Pittsburgh and a bachelor’s degree from Clarion University of Pennsylvania, and is a certified public accountant (presently inactive).

About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals, and a crude oil gathering system serving central Kansas, Oklahoma, western Missouri and southwest Nebraska. In addition, CVR Energy subsidiaries own a majority interest in and serve as the general partner of CVR Partners, LP, a producer of ammonia and urea ammonium nitrate, or UAN, fertilizers.

For further information, please contact:

Investor Relations:	Media Relations:
Jay Finks	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3588	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com